Exhibit 3.10

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PIONEER WELL SERVICES, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Pioneer Well Services, LLC, a Delaware limited liability company (the “Company”) is entered into as of August 4, 2010, by Pioneer Production Services, Inc., a Delaware corporation (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., (as amended from time to time, the “Act”).

RECITALS

A. On August 18, 2004, the Company was formed under the name “TC3 Investment, L.L.C.” by the filing of a Certificate of Formation (as amended, the “Certificate”) with the Delaware Secretary of State in accordance with the Act and by the entering into of the Original Agreement (as defined below).

B. WEDGE Well Services, Inc., a Delaware corporation, as the sole initial member of the Company (the “Original Member”), executed that certain Agreement of Limited Liability Company dated as of August 18, 2004 (the “Original Agreement”).

C. Pursuant to that certain First Amendment to Agreement of Limited Liability Company of TC3 Investment, L.L.C. dated effective as of December 7, 2005, the Original Agreement was amended to reflect the Original Member’s conversion from a corporation to a limited liability company and its corresponding name change from “WEDGE Well Services, Inc.” to “WEDGE Well Services, L.L.C.”

D. Pursuant to that certain Second Amendment to Agreement of Limited Liability Company of TC3 Investment, L.L.C. dated effective as of November 20, 2006, the Original Agreement was amended to reflect the Original Member’s name change from “WEDGE Well Services, L.L.C.” to “WEDGE WS, L.L.C.”

E. Pursuant to that certain Third Amendment to Agreement of Limited Liability Company of TC3 Investment, L.L.C. dated effective as of June 30, 2007, the Original Agreement was amended to reflect (1) the withdrawal of the Original Member as the sole member of the Company; (2) the admission of WEDGE Energy Holdings, L.L.C., a Delaware limited liability company as the sole remaining member of the Company; and (3) the Company’s name change from “TC3 Investment, L.L.C.” to “WEDGE Well Services, L.L.C.”

F. Pursuant to that certain Securities Purchase Agreement dated as of January 31, 2008, all of the membership interests in the Company were transferred by WEDGE Energy Holdings, L.L.C. to Pioneer Well Services Holdings, Inc., a Delaware corporation (“PWSHI”).

G. On February 29, 2008, an amendment to the Certificate was filed with the Delaware Secretary of State in order to change the name of the Company from “WEDGE Well Services, L.L.C.” to “Pioneer Well Services, LLC.”

H. On February 29, 2008, PWSHI, as the sole member of the Company, executed that certain Amended and Restated Limited Liability Company Agreement (the “Amended and Restated Agreement”) whereby the Original Agreement, as amended, was amended and restated in its entirety.

I. On December 23, 2008, a Certificate of Ownership and Merger was filed with the Delaware Secretary of State merging PWSHI with and into the Member, effective December 31, 2008 (the “Merger”).

J. It is the desire of the Member to amend and restate the Amended and Restated Agreement in its entirety, effective as of the date first set forth above.

NOW, THEREFORE, the Amended and Restated Agreement is amended and restated in its entirety as follows:

AGREEMENT

1. Name. The name of the limited liability company governed hereby (the “Company”) is Pioneer Well Services, LLC.

2. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

3. Certificates; Term; Existence. Richard E. Blohm, Jr., as an “authorized person” within the meaning of the Act, executed, delivered and filed the original Certificate with the Office of the Secretary of State of the State of Delaware. Upon the filing of the original Certificate with the Office of the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased. As of the effective date hereof, the Member shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business. The term of the Company commenced on the date on which the original Certificate was filed with the Office of the Secretary of State of the State of Delaware, and the term of the Company will continue until the dissolution of the Company pursuant to Section 17 hereof. The existence of the Company as a separate legal entity will continue until the cancellation of the Certificate pursuant to the Act and this Agreement.

4. Registered Office. The registered office of the Company in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

6. Admission of Member. Simultaneously with the execution and delivery of the Amended and Restated Agreement, PWSHI was admitted to the Company as the sole member of the Company in respect of the Interest (as hereinafter defined) and WEDGE Energy Holdings, L.L.C. withdrew as a member of the Company. Simultaneously with the Merger, the Member became the sole member of the Company in respect of the Interest, as predecessor-in-interest to PWSHI.

7. Interest. The Company shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act, the “Interest”) that shall not be certificated, and shall include any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

8. Capital Subscriptions. The Member may contribute cash or other property to the Company as it shall decide, from time to time.

9. Tax Characterization and Returns. Until such time as the Company shall have more than one member, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Certificate and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.

10. Management by the Board of Directors.

(a) General Matters.

(i) General. The Company shall at all times have a Board composed of individuals (“Directors”) elected solely by the Member. The day-to-day business and affairs of the Company shall be managed by or under the authority of the Board, which shall act as the Company’s “manager” (within the meaning of the Act) subject to, and in accordance with the terms of this Agreement. The Board shall have the power to do any and all acts necessary to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the Act or other applicable laws of the State of Delaware. The Board may from time to time appoint such officers of the Company as it deems necessary or appropriate. Any such officer shall be delegated only such powers and duties as the Board may from time to time expressly delegate to such officer and shall serve in such capacity until removed by the Board for any reason or no reason.

(ii) Number and Tenure of Members of the Board. The Board shall consist of at least one Director and no more than five Directors. The Board shall hereby be set at two Directors until such time as such number of Directors is increased or decreased by the Member. Each Director shall serve in such capacity until such Director resigns, is removed or is replaced pursuant to the terms of this Section 10. The Directors shall be Wm. Stacy Locke and William D. Hibbetts.

(iii) Election, Removal, Resignation and Vacancies. Any Director may resign at any time by giving written notice to the Company. Such resignation shall take effect on the date of the receipt of such notice or at any later date specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. At any time a vacancy is created on the Board by the death, removal or resignation of any Director, the Member shall nominate a Director to fill such vacancy.

(iv) Meetings. The Board shall hold regular meetings at such time and at such place as shall from time to time be determined by the Board, but in no event less frequently than one time per fiscal year. No notice of the regular annual meeting need be given. Special meetings of the Board may be called by any Director. At least twenty-four (24) hours’ prior notice (stating the purpose, date, time and place of the meeting) of a special meeting shall be given to each Director. Any notice required by this clause may be delivered via personal service, telecopy, United States mail, commercial courier, electronic mail or telephone.

(v) Quorum and Voting. At all meetings of the Board a majority of the total number of Directors (whether present in person or by telephone or other means of telecommunication) shall constitute a quorum for the transaction of business and, unless otherwise specified herein, or otherwise provided by law, the act of the majority of the Directors shall be the act of the Board. If a quorum shall not be present, the Directors present thereat may adjourn the meeting from time to time, without notice, other than an announcement at the meeting, until a quorum shall be present. Any Director that is not present at a meeting of the Board may vote by proxy on any matter put to a vote of the Board at such meeting.

(vi) Committees. The Board may, from time to time, establish committees of the Board. Except as expressly limited by applicable law, each such committee shall exercise such powers and authority as the Board may determine and specify in a writing designating such committee or any amendment thereto. Unless otherwise specified in the writing designating the committee, a majority of the members of such committee may elect its chairman, fix its rules of procedure, fix the time and place of meetings and specify what notice of meetings, if any, shall be given. Written records of the proceedings of any committee shall be maintained and furnished to the Board.

(vii) Action Without Meeting. Unless otherwise specified herein, any action required or permitted to be taken at a meeting of the Board or of any committee thereof, may be taken without a meeting, if all members of the Board or committee thereof, consent in writing to such action.

(viii) Reimbursement of Expenses. Directors will be entitled to reimbursement by the Company for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Directors, including, without limitation, travel expenses incurred in connection with their attendance at meetings of the Board.

(b) Limited Liability. To the fullest extent permitted under applicable law, neither the Member nor any Director shall be deemed to violate this Agreement or be liable, responsible or accountable in damages or otherwise to any other Director or the Company for any action or failure to act, including but not limited to, under any theory of fiduciary duty or obligation, unless such violation or liability is attributable to such Member’s or Director’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each such Member or Director shall, in the performance of his or its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to such Member or Director by any other person or entity (a “Person”) as to matters such Member or Director reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company. The Member shall be deemed by the execution of this Agreement to acknowledge and agree that each Director, in accepting its duties hereunder, disclaims, to the maximum extent permitted under applicable law, any fiduciary duty or obligation it may have to the Company and the Member as a result of its acceptance of its duties, responsibilities and obligations hereunder.

(c) Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify and hold harmless any Person (an “Indemnified Party”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of the Company or in furtherance of the interests of the Company arising out of the Indemnified Party’s activities as a Member, Director, officer, employee, trustee or agent of the Company against losses, damages or expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and for which such Indemnified Party has not otherwise been reimbursed by, or on behalf of, the Company (including pursuant to the insurance policies of the Company), so long as such Indemnified Party did not act in a manner constituting gross negligence or willful misconduct.

11. Officers.

(a) Officers. The officers of the Company shall be appointed by the Board and shall consist of at least a president and a secretary. Two or more offices may be held by the same person. The officers of the Company appointed by the Board are set forth on Exhibit A attached hereto.

(b) Additional Officers. The Board may also appoint a chief executive officer, a treasurer, and one or more vice presidents, assistant secretaries and assistant treasurers. The Board may appoint such other officers and assistant officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be expressly set forth herein or as shall otherwise be determined from time to time by the Board by resolution not inconsistent with this Agreement.

(c) Compensation. The salaries of all officers and agents of the Company shall be fixed by the Board. The Board shall have the power to enter into contracts for the employment and compensation of officers for such terms as the Board deems advisable.

(d) Term; Removal; Vacancies. The officers of the Company shall hold office until their successors are elected or appointed and qualify, or until their death or until their resignation or removal from office. Any officer elected or appointed by the Board may be removed at any time by the Board, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise shall be filled by the Board.

(e) Chief Executive Officer. The chief executive officer shall be the chief executive officer of the Company, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board, as applicable, are carried into effect.

(f) President. The president shall assist the chief executive officer in seeing that all orders and resolutions of the Board, as applicable, are carried into effect and shall have such other duties and such other powers as the Board may from time to time prescribe or as the chief executive officer may from time to time delegate.

(g) Vice Presidents. The vice presidents in the order of their seniority, unless otherwise determined by the Board, shall, in the absence or disability of the president, perform the duties and have the authority and exercise the powers of the president. They shall perform such other duties and have such other authority and powers as the Board may from time to time prescribe or as the chief executive officer or president may from time to time delegate.

(h) Secretary. The secretary shall attend all meetings of the Board and record all of the proceedings of the meetings of the Board and resolutions of the Board or Member, as applicable, in a record book to be kept for that purpose. The secretary shall give, or cause to be given, notice of all meetings of the Board, and shall perform such other duties as may be prescribed by the Board, chief executive officer or president, under whose supervision he or she shall be. The secretary shall keep in safe custody the seal of the Company (if any) and, when authorized by the Board, shall affix the same to any instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of an assistant secretary or of the treasurer. The secretary shall perform such other duties and have such other powers as the Board may from time to time prescribe or as the chief executive officer or president may from time to time delegate.

(i) Assistant Secretaries. The assistant secretaries in the order of their seniority, unless otherwise determined by the Board, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. They shall perform such other duties and have such other powers as the Board may from time to time prescribe or as the chief executive officer or president may from time to time delegate.

(j) Treasurer. The treasurer, if one is elected or appointed, shall have custody of the Company funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Board. The treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render the chief executive officer, president and Board, at their regular meetings, or when the chief executive officer or president or Board so requires, an account of all his or her transactions as treasurer and of the financial condition of the Company. If required by the Board, the treasurer shall give the Company a bond of such type, character and amount as the Board may require.

(k) Assistant Treasurers. The assistant treasurers in the order of their seniority, unless otherwise determined by the Board, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Board may from time to time prescribe or the chief executive officer or president may from time to time delegate.

12. Distributions. At such time as the Board shall determine, the Board may cause the Company to distribute any cash held by it that is neither reasonably necessary for the operation of the Company nor otherwise in violation of Sections 18-607 or 18-804 of the Act.

13. Assignments. The Member may assign all or any part of its Interest in the sole discretion of the Member. Any transferee of all or any portion of an Interest shall automatically be deemed admitted to the Company as a substituted Member in respect of the Interest or such portion thereof transferred by the transferring Member and the transferring Member shall be deemed withdrawn in respect of such Interest or portion thereof.

14. Withdrawal. The Member may withdraw from the Company at any time. Upon any such permitted withdrawal, the withdrawing Member shall receive the fair value of its Interest, determined as of the date it ceases to be a member of the Company.

15. Additional Members. No additional persons may be admitted as members of the Company except upon an assignment by the Member of all or any part of its Interest.

16. Compensation. The Member shall not receive compensation for services rendered to the Company.

17. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Board, or (b) an event of dissolution of the Company under the Act; provided, however, that within ninety (90) days following any event terminating the continued membership of the Member, if the Personal Representative (as defined in the Act) of the Member agrees in writing to continue the Company and to admit itself or some other Person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then the Company shall not be dissolved and its affairs shall not be wound up.

18. Distributions upon Dissolution. Upon the dissolution of the Company pursuant to Section 17 hereof, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member, and the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Member until such time as the property of the Company has been distributed pursuant to this Section 18 and the Certificate has been cancelled pursuant to the Act and this Agreement. The Board shall be responsible for overseeing the winding up and dissolution of the Company. If upon dissolution, however, there is no Board, the Member shall designate a Person to oversee the winding up and dissolution of the Company. Upon the dissolution of the Company pursuant to Section 17 hereof, the Board (or the Member’s designee, as applicable) shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, to the Member, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act.

19. Certificate of Cancellation. Upon completion of the winding up and liquidation of the Company in accordance with Section 18 hereof, the Board (or the Member’s designee, as applicable) shall promptly cause to be executed and filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board (or the Member’s designee, as applicable) deems such filing necessary or advisable

20. Limited Liability. The Member shall have no liability for the obligations of the Company except to the extent required by the Act.

21. Amendment. This Agreement may be amended only in a writing signed by the Member.

22. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

23. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

24. Consent to Jurisdiction Provision. The Member hereby (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

25. Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 25, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited liability company’s Certificate of Formation or limited liability company agreement.

26. Continuation. The Member does hereby continue the Company as a limited liability company according to all of the terms and provisions of this Agreement and otherwise in accordance with the Act.

(Signature on following page.)

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the date first written above.

SOLE MEMBER

PIONEER PRODUCTION SERVICES, INC.

By:	/s/ Carlos R. Peña
Name:	Carlos R. Peña
Title:	Vice President, General Counsel & Secretary

EXHIBIT A

Officers

President and Chief Executive Officer	-	Wm. Stacy Locke

Executive Vice President and Chief Financial Officer	-	Lorne E. Phillips

Executive Vice President and President of Production Services Division	-	Joseph B. Eustace

Vice President, General Counsel and Secretary	-	Carlos R. Peña

Senior Vice President, Accounting	-	William D. Hibbetts

Vice President	-	Joe Freeman

Vice President and Assistant Secretary	-	Kurt Forkheim